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                                                                     EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP

                        [Morrison & Foerster Letterhead]



                               December __, 1998


uBid, Inc.
2525 Busse Road
Elk Grove Village, Illinios 60007

        Re:   Registration Statement on Form S-8
              uBid, Inc. 1998 Stock Incentive Plan

Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,832,470 shares of your common stock, $.001 par value per share (the "Common Shares") issuable in connection with awards granted pursuant to the uBid, Inc. 1998 Stock Incentive Plan (the "Plan").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares in connection with options granted under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

   Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

   We consent to the use of this opinion as an exhibit to the Registration Statement referred to above.

                            Very truly yours,

                            /s/  Morrison & Foerster LLP